Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND RETIREMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT AND RETIREMENT AGREEMENT (this “Amendment and Agreement”) is entered into as of the 25th day of October, 2022, by and among Life Storage, Inc., a Maryland corporation and Life Storage LP, a Delaware limited partnership (the “Corporation” or the “Partnership”, respectively and collectively the “Company”), and Andrew J. Gregoire (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated October 22, 1999, which Employment Agreement was amended and restated as of January 1, 2009, and further amended and restated as of November 1, 2017 (such agreement as so amended and restated, being the “Employment Agreement”); and

WHEREAS, the Executive served as the Company’s Vice President of Finance from 1998 until 2012 and has served as the Chief Financial Officer of the Company since 2012; and

WHEREAS, as part of the Company’s ongoing succession process and in order to facilitate an orderly and efficient succession plan with respect to the Chief Financial Officer position of the Company, the Executive and the Company have mutually agreed that the Executive will retire from his position as Chief Financial Officer of the Company effective as of close of business on January 2, 2023; and

WHEREAS, in connection with such retirement, the Company and the Executive desire to enter into this Amendment and Agreement to amend the Employment Agreement and to evidence certain additional understandings, all as set forth below.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Retirement Date. The Executive will retire effective on the close of business on January 2, 2023 (the “Retirement Date”), thus his employment under the Employment Agreement shall terminate at such time, unless such employment is earlier terminated pursuant to Section 4 of the Employment Agreement. During the Executive’s continued employment with the Company prior to the Retirement Date, in addition to the Executive’s duties as Chief Financial Officer of the Company, the Executive will assist in the transition of the Chief Financial Officer position of the Company to his successor.

2. Salary and Benefits. Until his Retirement Date, the Executive shall continue to be paid his current annual base salary, payable in accordance with the Company’s regular pay practices and subject to applicable withholdings, and the Executive shall continue to be provided with all other benefits in accordance with Section 1 of Exhibit A of the Employment Agreement and past practice, except as expressly provided herein. The Executive shall also continue to be eligible for a bonus, if any, pursuant to the Company’s Annual Incentive Compensation Plan for Senior Executives based upon his employment with the Company in calendar year 2022 and the performance metrics under such plan, with any such bonus to be paid to Employee (or in the event of death to his estate) in 2023 consistent with past practices of the Company. During the remaining term of the Executive’s employment, the Executive shall not receive, and shall not be entitled to receive, any long-term equity incentive grants pursuant to the Company’s award and option plan or otherwise.

3. Restricted Stock. The Executive shall continue to vest in outstanding restricted stock grants in accordance with the terms of such grants until the Retirement Date. Also, unless the Company terminates the Employment Agreement for “cause” or the Executive terminates the Employment Agreement by his resignation of employment with the Company effective prior to the Retirement Date, the balance of any remaining unvested restricted stock (8,589 shares) shall all immediately vest on the Retirement Date and not be forfeited. Any accelerated delivery of shares discussed in this section is authorized under Sections 9(b) and 11 of the Company’s 2015 Award and Option Plan as Amended and Restated Effective February 22, 2017.

4. Performance Shares. The Executive has been issued certain Performance-Based Share Awards as set forth in Exhibit A hereto (the “Performance-Based Share Awards”). With respect to the Performance-Based Share Awards, unless the Company terminates the Employment Agreement for “cause” or the Executive terminates the Employment Agreement by his resignation of employment with the Company effective prior to the Retirement Date, the Executive (or in the event of his death, to his estate) shall be entitled to receive such number of shares issuable pursuant to each of the Performance-Based Share Awards as if the Executive had remained in the employment of the Company through the end of the applicable Performance Period. Such Performance-Based Share Awards shall be issued and awarded at the end of the applicable Performance Period in accordance with the applicable award notice.

5. Severance Benefits. Section 5, Severance Payments, the Employment Agreement is deleted in its entirety.

6. Transition Services After Retirement Date. After the Retirement Date, the Executive shall assist in the transition of the Chief Financial Officer position of the Company to his successor, as mutually agreed to by the Company and the Executive.

7. Effect of this Agreement. Except as specifically set forth in this Agreement, the terms of the Employment Agreement remain in full force and effect. The Executive and the Company agree that the modifications to the terms of the Executive’s employment set forth herein have been mutually agreed to by the parties and the Executive shall not have the right to terminate the Employment Agreement for “Good Reason” as a result of such modifications.

8. Survival of Covenants under Employment Agreement. The Company and the Executive agree that the Executive’s obligations under Section 6 of the Employment Agreement shall continue and survive the Executive’s retirement pursuant to such terms.

IN WITNESS WHEREOF, the parties have executed this Amendment and Agreement as of the day and year first set forth above.

LIFE STORAGE, INC.

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

LIFE STORAGE LP

By	LIFE STORAGE HOLDINGS, INC. General Partner

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

/s/ Andrew J. Gregoire
Andrew J. Gregoire

EXHIBIT A

PERFORMANCE BASED SHARE AWARDS

Grant Date	Target Number of Performance Shares	Performance Period
12/19/2019	6,035	12/20/2019 to 12/19/2022
12/18/2020	5,681	12/19/2020 to 12/18/2023
12/17/2021	3,457	12/18/2021 to 12/17/2024